EXHIBIT NO. 99

                             [CARNEGIE BANCORP LOGO]


FOR IMMEDIATE RELEASE
---------------------



                          MERGER AGREEMENT TERMINATED,

                      CARNEGIE INCREASES CASH DIVIDEND AND

                             DECLARES STOCK DIVIDEND

PRINCETON, NEW JERSEY--JANUARY 15, 1997. Carnegie Bancorp (NASDAQ symbol CBNJ), and Regent Bancshares Corp. (NASDAQ symbol RBNK) today announced the mutual termination of the Amended and Restated Agreement and Plan of Merger that had provided for the merger of RBNK into CBNJ and the concurrent merger of each company's respective subsidiary banks. Thomas L. Gray, Jr., President of Carnegie and David W. Ring, Chairman of Regent, stated that both institutions had shifted their respective strategy focus during the very extended period of the merger agreement. Carnegie will continue its growth strategy through 1997 and 1998 both internally and through the pursuit of other acquisition possibilities.

Carnegie Bancorp also announced, at a meeting today of its Board of Directors, that the Company increased its quarterly cash dividend to $.14 per share from $.13 per share in the fourth quarter of 1996 and $.12 per share in the first three quarters of 1996. The new cash dividend of $.14 per share will be paid to shareholders of record on February 19, 1997 and payable on March 19, 1997. This represents the 21st consecutive quarter in which the Company has paid a cash dividend.

In addition, the Board of Directors declared a 5% stock dividend, payable to shareho1ders of record on February 12, 1997 and payable on March 19, 1997. This marks the eighth consecutive year where Carnegie has paid a 5% stock dividend.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. Carnegie Bank, N.A. serves small businesses, professionals and high net worth individuals through its eight branches located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Flemington, New Jersey as well as Langhorne, Pennsylvania.




         FOR INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr., President
                                          (609) 520-0601